GAIN Capital Announces Monthly Metrics for September 2018

BEDMINSTER, N.J., October 4, 2018/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of September 2018.

	Sept-18	Aug-18	Sept-17	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$149.6	$174.6	$202.6	(14.3)%	(26.2)%
OTC Average Daily Volume	$7.5	$7.6	$9.6	(1.3)%	(21.9)%
12 Month Trailing Active OTC Accounts(2)	129,182	128,949	133,813	0.2%	(3.5)%
3 Month Trailing Active OTC Accounts(2)	71,597	73,144	82,275	(2.1)%	(13.0)%

Futures Segment
Number of Futures Contracts	554,687	576,140	478,196	(3.7)%	16.0%
Futures Average Daily Contracts	29,194	25,050	23,910	16.5%	22.1%
12 Month Trailing Active Futures Accounts(2)	7,550	7,546	8,056	0.1%	(6.3)%

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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded.
2 Accounts that executed a transaction during the relevant period. For the quarter, indirect volume represented 25% of total retail OTC trading volume.

Management Commentary
"Generally lackluster trading conditions throughout the third quarter negatively impacted trading volumes in our retail and futures businesses across GAIN’s global footprint," said Glenn Stevens, Chief Executive Officer. "However, while volumes were down, revenue per million increased to about $162 for the quarter. The increase in RPM was driven primarily by pockets of volatility in emerging market currencies, including the Turkish Lira, as trading in these products typically generates higher revenue capture for us. Events in Turkey, as well as Argentina, during the quarter also had a ripple effect of a few brief periods of increased trading activity in EUR, GBP and Metals. The foregoing did not impact our Futures business, which saw revenue per contract of about $5.15 during the third quarter.”

Additional Share Count Assumption Update

The Company also estimates its weighted-average common shares outstanding for the third quarter 2018 to be approximately 45.0 million shares.

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212-704-8164
pr@gaincapital.com